Exhibit 99.1
Dendreon Reports First Quarter 2010 Financial Results
SEATTLE, May 10, 2010 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended March 31, 2010. Revenue for the quarter ended March 31, 2010 was $21,000 compared to $30,000 for the quarter ended March 31, 2009.
The net loss for the quarter ended March 31, 2010 was $125.7 million, or $0.96 per share, compared to $15.4 million, or $0.16 per share for the quarter ended March 31, 2009. The losses for the quarters ended March 31, 2010 and 2009 include a non-cash fair value loss of $68.1 million and gain of $2.4 million, respectively, or $0.52 loss per share and $0.02 gain per share, respectively, associated with the change in the fair value of our warrants. The loss associated with the warrants is a result of the increase in our stock price, while the gain is a result of the decrease in our stock price. These gains or losses do not have any impact on our cash balance, liquidity or cash flows from operations.
As of March 31, 2010, Dendreon had approximately $528 million in cash, cash equivalents, and short-term and long-term investments compared to $606 million as of December 31, 2009.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Dendreon’s first autologous cellular immunotherapy product, PROVENGE(R) (sipuleucel-T), was approved by the FDA in April 2010 for the treatment of asymptomatic or minimally symptomatic metastatic, castrate-resistant (hormone-refractory) prostate cancer. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer. The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
Contact Information:
Katherine Stueland
Vice President, Corporate Communications and Investor Relations
206-829-1522
kstueland@dendreon.com

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended March 31,
	2010	2009
	(unaudited)
Revenue	$21	$30

Operating expenses:
Research and development	29,414	11,797
General and administrative	28,218	5,217

Total operating expenses	57,632	17,014

Loss from operations	(57,611)	(16,984)
Interest income	278	333
Interest expense	(314)	(1,112)
(Loss) gain from valuation of warrant liability	(68,083)	2,379

Net loss	$(125,730)	$(15,384)

Basic and diluted net loss per share	$(0.96)	$(0.16)

Shares used in computation of basic and diluted net loss per share	131,456	95,767

	March 31,	December 31,
	2010	2009
Balance Sheet Data:
Cash and cash equivalents	$274,562	$409,829
Short-term investments	234,755	167,116
Long-term investments	18,498	29,441
Prepaid antigen costs	20,321	18,975
Total assets	702,908	735,415
Warrant liability	201,036	132,953
Convertible senior subordinated notes	52,535	52,535
Total stockholders’ equity	384,466	503,564